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                          DAYTON SUPERIOR CORPORATION
                      EXHIBIT 11-COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
           (Amounts in thousands, except share and per share amounts)

                                                         Three Fiscal Months Ended  Twelve Fiscal Months Ended
                                                         -------------------------  --------------------------
                                                             Dec 31,     Dec 31,       Dec 31,       Dec 31,
                                                              1996        1997          1996          1997
                                                          -------------------------- ---------------------------
                                                           (Unaudited) (Unaudited)    (Unaudited)   (Unaudited)

Weighted average number of common
   shares outstanding during the period                     5,665,550    5,724,998      4,547,527     5,703,601
Common equivalent shares outstanding(a)                       223,176      222,579        377,937       229,643
Weighted average common and common                          ---------    ---------      ---------     ---------
   equivalent shares outstanding                            5,888,726    5,947,577      4,925,464     5,933,244

Income before income taxes and extraordinary
  item                                                           $188         $449         $4,616        $6,953
Extraordinary item                                                  0            0         (2,314)            0
                                                            ---------    ---------      ---------     ---------

Income (loss) per share before extraordinary item                $188         $449         $2,302        $6,953
                                                            =========    =========      =========     =========

Basic income per share
  before extraordinary item                                      0.03         0.08           1.02          1.22
Basic income per share                                           0.03         0.08           0.51          1.22
Basic weighted average
  common shares outstanding                                 5,665,550    5,724,998      4,547,527     5,703,601
                                                            ---------    ---------      ---------     ---------

Diluted income per share
  before extraordinary item                                      0.03         0.08           0.94          1.17
Diluted income per share                                         0.03         0.08           0.47          1.17
Diluted weighted average
  common and common share
  equivalents outstanding                                   5,888,726    5,947,577      4,925,464     5,933,244
                                                            ---------    ---------      ---------     ---------

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Notes:

(a) Common equivalent shares are shares issuable upon the exercise of stock options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the company's average trading price.